Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Investor Relations (713) 726-5376 IR@flotekind.com

Flotek Industries, Inc. Announces 2014 Results, Provides Financial and Operational Update, Announces Year-End 2014 Conference Call Details

•	Flotek reported 2014 Earnings Per Share (fully diluted) of $0.97, an increase of 44.8% from 2013. Fourth quarter fully diluted EPS of $0.29 increased 45.0% from the fourth quarter of 2013 and 11.5% sequentially.

•	Flotek announced 2014 annual revenue of $449.2 million, a company record, an increase of 21.0% from 2013 levels. Fourth quarter revenue of $124.5 million was 23.5% above fourth quarter, 2013 revenue and 6.6% greater than third quarter, 2014.

•	Flotek introduced its proprietary, patent-pending FracMax™ software in 2014, now with over 75,000 well data points. Based on FracMax data, the use of Flotek’s CnF® completion chemistries has added at least $8 billion dollars in aggregate value for operators when compared to those operators that have not adopted CnF chemistry. Recently, the Company announced the debut of FracMax Canada with approximately 10,000 well data points.

•	Flotek introduced the Stemulator®, a new axial vibration technology that accelerates drillbit penetration in horizontal wells and debuted its TelePulse™ MWD technology which provides a range of real-time measurements in the lateral section of horizontal wells.

•	Flotek repurchased 621,726 shares of its common stock at an average price of $16.74 per share for an aggregate total of approximately $10.4 million in the fourth quarter. Cash generation remains strong with the Company’s revolving credit facility balance of approximately $8.5 million on December 31, 2014.

•	Flotek unveiled plans for a new 50,000-plus square foot state-of-the-art global research and innovation facility to maximize client collaboration, which is expected to be complete in early 2016.

HOUSTON, January 27, 2015 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (FTK) today announced results for the three- and twelve-months ended December 31, 2014.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

As reported on Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the year ended December 31, 2014 of $449.2 million, an increase of $78.1 million, or 21.0%, compared to the year ended December 31, 2013. The acceleration in revenue was primarily due to increased sales of the Company’s Complex nano-Fluid® suite of completion chemistries as well as strength in downhole technology sales, especially the introduction of the Stemulator® which assists clients with increasing the rate of penetration during horizontal drilling.

Income from Operations for the year ended December 31, 2014 was $80.9 million, an increase of 37.7%, compared to $58.7 million in the same period of 2013.

The company recorded an income tax provision of $25.3 million, yielding an effective tax rate of 32.0% for the year ended December 31, 2014 compared to an income tax provision of $20.8 million yielding an effective tax rate of 36.5% in the prior corresponding period.

For the year ended December 31, 2014, the Company reported net income of $53.6 million or $0.97 per share (fully diluted) an increase of $.30, or 44.8%, compared to net income of $36.2 million or $0.67 per share (fully diluted) for the year ended December 31, 2013.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the year ended December 31, 2014 was $98.3 million, an increase of $24.2 million, or 32.6%, compared to $74.2 million for the year ended December 31, 2013.

For the year ended December 31, 2014, Flotek’s non-cash share-based compensation expense was approximately $10.5 million. For the year ended December 31, 2013, non-cash share-based compensation was $10.9 million.

A presentation of non-cash share based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Consolidated gross margin increased to 40.7% for the year ended December 31, 2014 from 39.8% from the corresponding 2013 period.

“2014 was a special year for Flotek and its shareholders as the Flotek team continued to set new records in nearly every performance metric,” said John Chisholm, Flotek Chairman, President and Chief Executive Officer. “The hard work and dedication of each member of the Flotek team contributed to record revenue and operating income as well as new operating milestones that continue to better position Flotek for the future.”

“The introduction of our FracMax™ analytical software provides Flotek with a unique competitive advantage that has not previously been available in our industry,” added Chisholm. “In fact, based on the over 75,000 wells available in FracMax with at least one-year of production data, we can confidently indicate that Flotek’s CnF® completion chemistries have created over $8 billion in additional value for our exploration and production clients in the form of increased production when compared to wells not using CnF chemistry.”

“There is little doubt that 2015 will present a plethora of challenges for the Flotek team,” added Chisholm. “However, we enter this period of uncertainty and volatility with unprecedented financial strength and flexibility, a team that understands how to execute in challenging environments, and a stable of differentiating technologies that will assist our clients in enhancing their exploration and production efforts. Together, we believe these tenets place Flotek in a position of relative strength as we navigate these uncharted waters.”

A complete review of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Fourth Quarter 2014 Results

For the three months ended December 31, 2014, Flotek posted revenue of $124.5 million, an increase of $23.7 million, or 23.5%, compared to $100.8 million in the same period of 2013. Revenue increased $7.7 million, or 6.6%, compared to third quarter, 2014.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Income from operations for the three months ended December 31, 2014 was $23.6 million, an increase of $6.0 million, or 34.2%, compared to $17.6 million in the same period of 2013. Income from Operations increased $2.7 million, or 13.1%, compared to third quarter, 2014.

In the fourth quarter, 2014 Flotek recorded income tax expense of $6.9 million, compared to $6.2 million in the fourth quarter of 2013.

On a GAAP basis, Flotek posted Earnings per Share (fully diluted) for the three months ended December 31, 2014 of $.29, an increase of $.09, or 45.0%, compared to Earnings per Share (fully diluted) of $.20 for the three months ended December 31, 2013. Earnings per Share (fully diluted) increased $.03, or 11.5%, compared to third quarter, 2014.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, for the three months ended December 31, 2014 was $28.1 million, an increase of $6.1 million, or 28.0%, compared to $21.9 million for the three months ended December 31, 2013. EBITDA increased $2.8 million, or 11.2%, compared to third quarter, 2014.

For the quarter ended December 31, 2014, Flotek’s non-cash share-based compensation expense was approximately $3.0 million. For the quarter ended December 31, 2013, non-cash share-based compensation was $2.2 million.

Consolidated gross margins for the three months ended December 31, 2014 were 40.9% compared to 39.5% in the same period of 2013 and 39.5% in the third quarter 2014.

“Even as the swoon in energy commodity prices began to impact activity during the quarter, Flotek continued to show solid growth during the last three months of 2014,” added Chisholm. “Notwithstanding moderated activity and the Thanksgiving and Christmas holidays, CnF usage continued to lead our growth as pressure pumping companies and exploration and production concerns continued to better understand the positive impact Flotek’s completion chemistries have on production and ultimate economics of a well. We believe the ability to maximize economics of a well becomes even more important in a lower-price commodity environment which should provide relative benefits to Flotek.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

A summary income statement reflecting fourth quarter results can be found at the conclusion of this release.

Full Year 2014 – Segment Results

Energy Chemical Technologies revenue of $268.8 million for the year ended December 31, 2014 increased $67.8 million, or 33.8%, from year ago levels, primarily due to the increased sales of stimulation chemical additives, largely the result of the introduction of the Company’s proprietary, patent-pending FracMax software which statistically demonstrates the positive production and economic impact of using Flotek’s CnF chemistries in unconventional well completions. FracMax has led to a record number of new validation projects and accelerated commercial acceptance of the Company’s CnF completion chemistries. Segment gross margin for the year ended December 31, 2014 was essentially unchanged at 43.9% from a year ago. Income from operations of $84.8 million for the year ended December 31, 2014 increased $19.5 million, or 29.7%, from year ago levels.

Drilling Technologies revenue of $113.3 million for the year ended December 31, 2014 increased $0.9 million, or 0.8% from the full year 2013 primarily due to an increase in actuated tool rentals. Gross margin increased to 40.3% compared to 38.4% from year ago levels. This was primarily due to increased material margins on actuated tool rentals as a direct result of decreases in repair cost and direct expense controls initiated during 2014. Income from operations of $19.0 million for the year ended December 31, 2014 increased $0.7 million, or 3.9%, from year ago levels.

Revenue for the Production Technologies segment of $16.0 million for the year ended December 31, 2014 revenue increased by $1.2 million, or 8.1% from the prior corresponding period as sales of Petrovalves and lifting units rose by $4.6 million, or 152.9% in 2014.

Offsetting those revenue increases was a decrease in equipment sales and related services of $3.5 million, or 31.1% in coal-bed methane related business. Segment gross margin increased to 40.9% compared to 35.0% for the year ended December 31, 2013, primarily due to the higher margins associated with the international valve sales and improvement in margins on pump equipment. Income from operations of $3.2 million for the year ended December 31, 2014 increased $0.2 million, or 6.1%, from year ago levels.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Consumer and Industrial Chemical Technologies (“CICT”) revenue of $51.1 million for the year ended December 31, 2014 increased $8.2 million or 19.0%, from the prior corresponding period, as the segment was created in the second quarter of 2013 upon the acquisition of Florida Chemical. Segment gross margin increased to 25.2% for the year ended December 31, 2014 compared to 24.8% in 2013. Income from operations of $6.6 million for the year ended December 31, 2014 increased $0.3 million, or 4.8%, from year ago levels.

Fourth Quarter 2014 – Segment Results

Energy Chemical Technologies segment reported revenue of $75.6 million for the three months ended December 31, 2014. Energy Chemical Technologies revenue for the three months ended December 31, 2014 increased $18.7 million, or 32.9%, relative to the comparable period of 2013. Segment revenue for the three months ended December 31, 2014 increased $7.4 million, or 10.9%, compared to third quarter, 2014.

Income from operations for the Energy Chemical Technologies segment of $24.2 million increased $4.1 million, or 20.2%, for the three months ended December 31, 2014 compared to the same period of 2013. Income from operations for the segment increased $4.3 million, or 21.4%, compared to third quarter, 2014.

Drilling Technologies reported revenue of $31.2 million for the three months ended December 31, 2014, an increase $5.1 million, or 19.5%, relative to the same period in 2013. Segment revenue for the three months ended December 31, 2014 increased $1.3 million, or 4.4%, compared to third quarter, 2014.

Drilling Technologies income from operations of $5.9 million for the three months ended December 31, 2014 increased by $3.2 million, or 112.8%, as compared to the same period of 2013. Income from operations for the segment increased $0.4 million, or 7.1%, compared to the third quarter, 2014.

Revenue for the Production Technologies segment of $5.9 million for the three months ended December 31, 2014 increased by $3.1 million, or 107.5%, from the same period in 2013.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Segment revenue for the three months ended December 31, 2014 increased $1.0 million, or 19.5%, compared to third quarter, 2014.

Production Technologies income from operations of $1.3 million increased by $1.0 million, or 280.7%, for the three months ended December 31, 2014 compared to the same period in 2013. Income from operations for the segment decreased $0.3 million, or 16.6%, compared to third quarter, 2014.

CICT revenue of $11.7 million for the three months ended December 31, 2014 decreased $3.2 million, or 21.5%, compared to the same period in 2013. Segment revenue for the three months ended December 31, 2014 decreased $2.0 million, or 14.4%, compared to third quarter, 2014.

Income from operations for the CICT segment of $1.5 million decreased $0.1 million, or 7.4%, for the three months ended December 31, 2014 compared to the same period of 2013. Income from operations for the segment decreased $0.3 million, or 15.2%, compared to third quarter, 2014.

Full Year 2014 - Financial Metrics

Accounts receivable, net of the allowance for doubtful accounts, at December 31, 2014 were $78.6 million, compared to $65.0 million December 31, 2013. The Company’s allowance for doubtful accounts was 1.1% of accounts receivable at December 31, 2014.

Depreciation and amortization expense not included in gross margin, for the year ended December 31, 2014 increased by $2.5 million, or 33.9% from the prior corresponding period. This increase was primarily attributable to the depreciation and amortization of assets recognized as part of the acquisition of Florida Chemical in the second quarter of 2013 and the acquisition of EOGA in the first quarter of 2014.

Interest expense decreased $0.5 million for the year ended December 31, 2014 compared to the prior corresponding period.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

During the fourth quarter Flotek repurchased 621,726 shares of its common stock at an average price of $16.74 per share for an aggregate total of approximately $10.4 million. The repurchase was made pursuant to a $25 million share repurchase program authorized by the Company’s Board of Directors in November, 2012.

“Not only did Flotek post record growth in 2014, it did so while continuing to improve its financial position, especially its balance sheet,” added Chisholm. “We continue to generate significant cash and, even with our meaningful share repurchases in December, remain well positioned to prudently allocate capital as opportunities arise. We continue to be disciplined in our approach to reinvesting capital, looking for opportunities that will continue our commitment to strategic investments that stand in support of Flotek’s goals of remaining an energy technology leader as well as adding value for our shareholders. We will continue to consider all opportunities that we believe create durable value across the pricing cycle.”

“The power of Flotek’s cash generation ability is persuasively demonstrated in our recent decision to repurchase Flotek stock,” opined Chisholm. “While we repurchased $10.4 million of Flotek shares in December, we ended the year with a balance on our revolving credit facility of about $8.5 million, a clear sign that we continued, even as the market began to slow, to generate significant cash from operations.”

Flotek also continued to improve productivity during 2014. Revenue generation per employee increased by approximately 12% compared to year-ago levels and operating income per employee increased by nearly 22%.

“The success of Flotek is a direct result of the people of Flotek and we are fortunate to have assembled one of the most productive teams in our business,” said Chisholm. “While we understand the challenges ahead, I remain optimistic about Flotek’s future as I am confident my colleagues will embrace the challenges – as they have in the past – and find ways to maximize value for all our stakeholders, remaining a top-performing energy technology company at every point in the cycle.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Project Updates

The introduction of FracMax, Flotek’s proprietary, patent-pending analytical software, has provided the Company with a dynamic tool to demonstrate the efficacy of the Company’s CnF completion chemistries. As a result of FracMax, the Company has converted approximately 20 exploration companies from validation clients to ongoing commercial users. Currently, the Company has an additional 15-20 companies in the process of conducting or planning validations. Data provided by FracMax Analytics indicates that, of the wells cataloged, CnF completion chemistries have been used by 234 unique operators.

“Our FracMax software technology provides conclusive evidence that our Complex nano-Fluid suite of completion chemistries provides compelling economic benefits to production companies,” added Chisholm. “Regardless of the position of the cycle, the economic value of Flotek’s completion chemistries is compelling given the empirical data available through FracMax, now a hallmark of our growth strategy in the coming year and beyond. We are confident as more producers become aware of the economic benefit of CnF chemistries, the value creation impact will accelerate meaningfully.”

Flotek also announced the introduction of FracMax Canada with approximately 10,000 wells. The Company’s penetration into Canada continues to accelerate with nearly every Canadian-based pressure pumping company now pumping CnF completion chemistries in a number of projects.

“We believe FracMax, in just its first year, is quickly being recognized as the premier analytical tool in determining optimal completion methods,” added Chisholm. “Our ability to run virtually limitless production comparisons through our FracMax Analytics subsidiary is not only helping our clients better understand the compelling benefit of using CnF chemistry in the completion process but also assisting clients in developing a better understanding of completion best practices through an analysis of data derived from the FracMax database.”

Recently, Flotek announced plans to begin construction of a new 50,000-plus square foot global research and innovation headquarters in Houston. The state-of-the-art facility will bring all of Flotek’s scientists under one roof and provide unprecedented access to the Company’s theoretical and applied research to Flotek’s clients. The facility is expected to be completed early in 2016.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

The Company continues to work with a major operator in the Bakken to validate the efficacy of the use of CnF in unconventional formation recompletions. Due to weather and mechanical issues, completion of the project is taking longer than initially expected. While early indications suggest Flotek’s chemistry is performing as expected, formal results are now expected later in the first quarter.

Flotek also continues the process of validation of its MicroSolutions chemistry for use with Saudi Aramco. Laboratory work is being completed and the initial well testing is imminent. The Company expects to discuss the results of the trial as soon as practical.

Also on the international front, Flotek initiated land preparation on its chemistry blending facility in Oman through Flotek Gulf, LLC, a joint venture with Gulf Energy, an Omani-based integrated oilfield service company. Permitting and construction should begin in the coming weeks.

“We remain very constructive on our international chemistry business,” added Chisholm. “While commodity prices will have an impact on activity around the globe, Middle Eastern markets do not appear to have reacted as severely as domestic markets. Discussions with our partners and, in turn, their customers suggest a plethora of opportunities to grow our business in the coming months.”

In Drilling Technologies, Flotek continues to introduce new technologies in the market to address the needs of more complex horizontal and directional drilling projects. During 2014, Flotek continued to improve its Stemulator offering, the Company’s axial vibration technology that improves the rate of penetration in horizontal drilling. The company now has approximately 100 unique tools to be deployed across basins.

In addition, during the fourth quarter, Flotek began commercial testing of TelePulse™, its Measurement While Drilling (“MWD”) tool for use in the lateral section of horizontal wells. The Company expects TelePulse to be fully commercial in the first-half of 2015. The Company’s core Teledrift® MWD technology continues to be the standard-bearer in vertical applications, experiencing meaningful growth – including key international adoptions - throughout 2014.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

“We are very pleased with the performance of our Drilling Technologies segment over the past twelve months,” added Chisholm. “Not only did we experience solid margin growth over the year, the fourth quarter provided the highest quarterly gross margins in 2014. While we are cognizant of the challenges ahead, we believe the commercialization of the Stemulator and TelePulse do provide new added-value technologies that will somewhat offset an expectation of reduced demand for commoditized tools as the rig count moderates. We will be especially vigilant in watching drilling technologies costs during periods of uncertainty and volatility.”

The Company’s Production Technologies segment continues its successful retooling which is beginning to yield results. Flotek saw steady growth in rod pump and hydraulic lifting sales during the year as well as international sales of Petrovalve. During the second-half of the year, the Company opened its Denver office which will serve as the headquarters of the Production Technologies segment as well as a service office in Vernal, Utah.

“We believe Production Technologies is well positioned and could provide positive surprises in the coming year,” said Chisholm. “With the market downturn, we will continue to look for strategic opportunities that will provide technological advantages at value prices. Our focus on niche technologies and superior service should provide Flotek with opportunities to grow this business even in the current market environment and emerge as a significant player when the market cycle accelerates.”

“2014 was a transformational year for Flotek, proving that innovative technologies do make a difference in the oil patch and that a focus on detail and strong financial position do serve to create value for our stakeholders,” added Chisholm. “While we know we face significant headwinds and uncertainty in the weeks and months ahead, our balance sheet and portfolio of proprietary, added-value technologies will provide, we believe, remarkable opportunities to add value for our clients and, in turn, our shareholders. We will be vigilant in rationalizing expense in this market environment but, at the same time, will be opportunistic in our quest to create value – both intrinsically and, where appropriate, extrinsically – through a focus on the right technologies with the right people in our pursuit to make certain we remain at the forefront of creating positive economic impact for our clients.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Conference Call Details

Flotek will host a conference call on Wednesday, January 28, 2015 at 7:30 AM CDT to discuss its operating results for the three and twelve months ended December 31, 2014. To participate in the call participants should dial 800-763-5545 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Flotek Industries, Inc.

Statement of Operations

Three Months and Year Ended December 31, 2014 and 2013

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue	$124,503	$100,848	$449,157	$371,065
Cost of revenue	73,613	61,047	266,198	223,538

Gross margin	50,890	39,801	182,959	147,527

Expenses:
Selling, general and administrative	23,152	19,269	87,146	78,197
Depreciation and amortization	2,513	2,042	9,738	7,273
Research and development	1,377	1,063	4,976	3,752
Loss/(Gain) on disposal of long-lived assets	280	(133)	211	(421)

Total expenses	27,322	22,241	102,071	88,801

Income from operations	23,568	17,560	80,888	58,726

Other income (expense):
Interest expense	(351)	(597)	(1,610)	(2,092)
Other income (expense), net	(89)	199	(394)	316

Total other income (expense)	(440)	(398)	(2,004)	(1,776)

Income before income taxes	23,128	17,162	78,884	56,950
Income tax expense	(6,856)	(6,157)	(25,281)	(20,772)

Net income	$16,272	$11,005	$53,603	$36,178

Earnings per common share:
Basic earnings per common share	$0.30	$0.21	$0.98	$0.70
Diluted earnings per common share	$0.29	$0.20	$0.97	$0.67
Weighted average common shares:
Weighted average common shares used in computing basic earnings per common share	54,650	52,909	54,511	51,346
Weighted average common shares used in computing diluted earnings per common share	55,472	55,264	55,526	53,841

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 27, 2015

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

Three Months and Year Ended December 31, 2014 and 2013

	Three Months Ended		Year Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$16,272	$11,005	$53,603	$36,178
Interest Expense	351	597	1,610	2,092
Income Tax Expense	6,856	6,157	25,281	20,772
Depreciation and Amortization	4,572	4,161	17,848	15,109

EBITDA (Non-GAAP)	$28,051	$21,920	$98,342	$74,151

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,047	$2,217	$10,476	$10,914
Less income tax effect	(1,066)	(776)	(3,667)	(3,820)

Stock Compensation Expense, net of tax	$1,981	$1,441	$6,809	$7,094

Weighted Average Shares Outstanding (Fully Diluted)	55,472	55,264	55,526	53,841

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.03	$0.12	$0.13